Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Asset Entities Inc.

We hereby consent to the incorporation by reference of our report dated April 27, 2022, except for Note 6, for which the date is November 15, 2022, relating to the audit of the consolidated balance sheets of Asset Entities Inc. and its variable interest entity (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from August 1, 2020 (inception date) through December 31, 2020 and for the year ended December 31, 2021, and the related notes (collectively referred to as the financial statements) in the Registration Statement on Form S-8 (File No. 333- ) filed with the U.S. Securities and Exchange Commission (“SEC”) on February 6, 2023, which report was originally included in the Registration Statement on Form S-1 (File No. 333-267258) filed with the SEC on September 2, 2022 and as amended on October 31, 2022, November 15, 2022, December 2, 2022, and January 4, 2023.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
February 6, 2023	Certified Public Accountants
PCAOB ID: 1171